ResCare  10140 Linn Station Road  Louisville, Kentucky 40223-3813
Phone: 502.394.2100  www.rescare.com

Contact:  Nel Taylor
          Vice President of Communications
          502/394-2357


          RESCARE MERGER AGREEMENT MUTUALLY TERMINATED
          Operating Expenses Remain in Excess of Plan

LOUISVILLE (June 29, 2000)-ResCare, Inc. (Nasdaq/NM:RSCR), the nation's leading provider of residential, training, educational and support services for persons with special needs and at-risk youth, today announced that an agreement has been mutually terminated with an investor group which had proposed to acquire all the outstanding shares of ResCare common stock for $15.75 per share in cash. The agreement, which ResCare had indicated was subject to a number of conditions, had been announced April 12, 2000.

Ron Geary, chairman, president and chief executive officer remarked, "Our goal remains to maximize the value of our shareholders' investment in ResCare. As a result of the mutual termination of this agreement, our focus is to continue to operate our business as a publicly held company. Although serving individuals with developmental or other disabilities remains very challenging, it is a vital need that continues to increase each year.

"As previously reported we are incurring operating expenses in excess of plan. We expect second quarter earnings, before special charges related to the transaction, to be below the 23 cents per share earned in the first quarter of 2000. Although we expect to remain solidly profitable, we are unable to quantify at this time the impact these higher operating expenses will have on earnings over the balance of this year."

Geary indicated that ResCare plans to report its financial results for the second quarter as scheduled on July 27, 2000.

ResCare serves some 27,000 individuals in 32 states, Washington, D.C., Puerto Rico and Canada. Of these approximately 17,000 have developmental or other disabilities and 10,000 are at-risk or special needs youth. The company is based in Louisville, KY.

                              -END-

The Company from time to time makes forward-looking statements in its public disclosures, including statements relating to the Company's expected financial results, revenues that might be expected from new or acquired programs and facilities, other statements regarding development and acquisition activities, statements regarding reimbursement under federal and state programs and statements regarding various trends favoring downsizing, de-institutionalization and privatization of government programs. In the Company's filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause the Company's results to differ materially from those contained in such forward-looking statements. Reference is hereby made to such disclosures.